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                                                                   EXHIBIT 10.16

                              EMPLOYMENT AGREEMENT

         This EMPLOYMENT AGREEMENT ("Agreement") is effective as of November 1, 2003 (the "Effective Date") between International Steel Group Inc., a Delaware corporation (the "Company"), and Mitchell A. Hecht ("Executive").

         WHEREAS, prior to the Effective Date, Executive was the Vice President
- External Affairs & Public Policy of the Company, and as of the Effective Date, executive desires to resign his position as Vice President - External Affairs & Public Policy and continue to be an employee of the Company and represent the Company in government affairs out of Washington, D.C.

         NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. Certain Definitions. Certain words or phrases used herein with initial capital letters shall have the meanings set forth in paragraph 8 hereof.

         2. Employment. The Company shall employ Executive, and Executive accepts employment with the Company as of the Effective Date, upon the terms and conditions set forth in this Agreement for the period beginning on the Effective Date and ending as provided in paragraph 5 hereof (the "Employment Period").

         3.       Position and Duties.

                  (a)      Executive hereby resigns his title of Vice President
         - External Affairs & Public Policy as of the Effective Date. Executive further resigns from any other directorship, office, or position of the Company or any entity that is a subsidiary of, or is otherwise related to or affiliated with, the Company to which he has been elected by the Board of Directors of the Company (the "Board") (or to which he has otherwise been appointed). During the Employment Period, Executive shall continue to be an employee of the Company and shall represent the Company in government affairs in Washington D.C.

                  (b) Executive shall report to the Chief Executive Officer of the Company or such other officer of the Company as is designated by the Chief Executive Officer.

                  (c) During the Employment Period, Executive shall devote Executive's best efforts and Executive's full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company, its subsidiaries and affiliates. Executive shall perform Executive's duties and responsibilities to the best of Executive's abilities in a diligent, trustworthy, businesslike and efficient manner.

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         4.       Compensation and Benefits.

                  (a) Salary. The Company agrees to pay Executive a salary during the Employment Period in installments based on the Company's practices as may be in effect from time to time. Executive's salary shall be at the rate of $150,000 per year (the "Base Salary").

                  (b) Stock Options. (i) Executive was granted 154 stock options pursuant to the Company's 2002 Stock Option Plan and the agreement entered into between the Company and Executive with respect to such stock options effective as of June 28, 2002 (collectively the "Stock Option Plan"). With respect to Executive's stock options, (A)
         38.5 of Executive's stock options vested on April 12, 2003, (B) 23.5 of Executive's stock options shall vest on the date following the expiration of the revocation period set forth in subparagraph 9(b)(iii)(D) hereof if Executive has not exercised his right of revocation pursuant to such paragraph prior to such date and (C) 10 of Executive's stock options shall vest on January 1, 2004 if Executive remains an employee of the Company until such date (collectively, the "Vested Options"). The Vested Options shall remain outstanding until the termination of such options in accordance with the terms of the Stock Option Plan. Executive's remaining 82 stock options that were granted under the Stock Option Plan (the "Forfeited Options") shall immediately terminate as of the Effective Date and shall not be exercisable as of the Effective Date.

                           (ii) In consideration of the cancellation of the Forfeited Options, the Company shall pay Executive a cash payment of $412,500. Such amount will be payable to Executive as follows: (A) $200,000 shall be payable to Executive as a lump sum as soon as practicable following Executive's execution of this Agreement and the expiration of the revocation period set forth in subparagraph 9(b)(iii)(D) hereof without Executive having exercised his right of revocation and (B) $212,500 shall be payable to Executive as a lump sum on January 1, 2004.

                  (c) Additional Payment. The Company shall pay Executive a cash payment equal to $58,543 (the "Additional Payment") in a lump sum as soon as practicable following Executive's execution of this Agreement and the expiration of the revocation period set forth in subparagraph 9(b)(iii)(D) hereof without Executive having exercised his right of revocation. Executive acknowledges that his Base Salary to be received during the Employment Period (or in accordance with paragraph 6(b) hereof) and the Additional Payment will satisfy the Company's obligation to pay any guaranteed payment under any contract or agreement, whether written or oral, between the Company and Executive.

                  (d) Benefits. Executive shall be eligible during the Employment Period to participate, on the same basis as other similarly situated employees of the Company, in those benefit plans and programs (including insurance, vacation and other benefits, but excluding, the Company's Executive Severance Pay Plan and any other severance pay program or policy of the Company) for which other similarly situated employees of the Company are from time to time generally eligible, as determined from time to time by the Board.

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         5.       Employment Period.

                  (a) Except as hereinafter provided, the Employment Period and Executive's employment with the Company shall continue until, and shall end upon, the second anniversary of the Effective Date.

                  (b) Notwithstanding (a) above, the Employment Period shall end early upon the first to occur of any of the following events:

                           (i)      Executive's death;

                           (ii)     a Termination For Cause;

                           (iii)    a Termination Without Cause; or

                           (iv)     a Voluntary Termination.

         6.       Post-Employment Period Payments.

                  (a) At the end of the Employment Period for any reason, Executive shall cease to have any rights to salary, equity awards or other benefits and Executive shall be entitled to (i) any Base Salary which has accrued but is unpaid and any unexpired vacation days which have accrued under the Company's vacation policy but are unused, as of the end of the Employment Period, (ii) any option rights or plan benefits which by their terms extend beyond termination of Executive's employment (but only to the extent provided in any option theretofore granted to Executive or any other benefit plan in which Executive has participated as an employee of the Company and excluding, except as hereinafter provided in subparagraph 6(b), any severance pay program or policy of the Company) and (iii) any benefits to which Executive is entitled under Part 6 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended ("COBRA"). In addition, Executive shall be entitled to the additional benefits and amounts described in subparagraph 6(b), in the circumstances described in such subparagraph.

                  (b) If the Employment Period ends early pursuant to paragraph 5 on account of a Termination Without Cause, the Company shall pay Executive the unpaid Base Salary to which he would have been entitled if the Employment Period had continued until the second anniversary of the Effective Date. Such payment shall be made in a lump sum as soon as practicable following the Termination Without Cause. In addition, if the Employment Period ends early pursuant to paragraph 5 on account of a Termination Without Cause prior to January 1, 2004, the 10 stock options described in paragraph 4(b)(i)(C) above shall vest on the date of such Termination Without Cause and such stock options shall remain outstanding until the termination of such options in accordance with the terms of the Stock Option Plan.

         7. Restrictive Covenant. Executive will be bound by the following restrictive covenant. If Executive fails to abide by the following covenant, the Company may cease any remaining payments or benefits payable to Executive hereunder. Except as otherwise required

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by law or an order or decree issued by a court of competent jurisdiction,
Executive will keep in strict confidence, and will not, directly or indirectly, at any time during or after Executive's employment with the Company or any Controlled Group member, disclose, furnish, disseminate, make available or, except in the course of performing Executive's duties of employment hereunder, use any trade secrets or confidential business and technical information of the Company or any Controlled Group member or their customers or vendors, including without limitation as to when or how Executive may have acquired such information. Such confidential information shall include, without limitation, the Company's and any Controlled Group member's unique selling, manufacturing and servicing methods and business techniques, training, service and business manuals, promotional materials, training courses and other training and instructional materials, vendor and product information, customer and prospective customer lists, other customer and prospective customer information and other business information. Executive specifically acknowledges that all such confidential information, whether reduced to writing, maintained on any form of electronic media, or maintained in Executive's mind or memory and whether compiled by the Company, any Controlled Group member and/or Executive, derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from its disclosure or use, that reasonable efforts have been made by the Company and the Controlled Group members to maintain the secrecy of such information, that such information is the sole property of the Company or the Controlled Group members and that any retention and use of such information by Executive during Executive's employment with the Company or any Controlled Group member (except in the course of performing Executive's duties of employment hereunder) or after the termination of Executive's employment shall constitute a misappropriation of the Company's or any Controlled Group member's trade secrets.

         8.       Definitions.

                  (a) "Controlled Group" means the Company and any other entity which is a member of the Company's controlled group (as such term is defined in Sections 414(b) or 414(c) of the Internal Revenue
         Code).

                  (b) "Termination For Cause" means the termination by the Company or any subsidiary of Executive's employment with the Company or any subsidiary as a result of (i) the commission by Executive of a felony or a fraud, (ii) conduct by Executive that brings the Company or any subsidiary or affiliate of the Company into substantial public disgrace or disrepute, (iii) gross negligence or gross misconduct by Executive with respect to the Company or any subsidiary or affiliate of the Company or (iv) Executive's violation of paragraph 7 of this Agreement.

                  (c) "Termination Without Cause" means the termination by the Company or any subsidiary of Executive's employment with the Company or any subsidiary for any reason other than a Termination for Cause.

                  (d) "Voluntary Termination" means Executive's termination of Executive's employment with the Company or any subsidiary for any reason.

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         9.       Release by Executive. In exchange for the Company's payment to
Executive for Executive's Forfeited Options and the continuation of Executive's employment during the Employment Period:

                  (a) Upon his termination of employment at the end of the Employment Period, Executive agrees that he will execute a release of all current or future claims, known or unknown, arising during the Employment Period against the Company, its subsidiaries and its officers, in a form approved by the Company; and

                  (b)      (i)      Executive for himself and his dependents,
         successors, assigns, heirs, executors and administrators (and his and their legal representatives of every kind), hereby releases, dismisses, remisses and forever discharges the Company from any and all arbitrations, claims (including claims for attorney's fees), demands, damages, suits, proceedings, actions and/or causes of action of any kind and every description, whether known or unknown, which Executive now has as of the Effective Date or may have had prior to the Effective Date for, upon, or by reason of any cause whatsoever, against the Company ("claims"), including but not limited to:

                           (A) any and all claims, directly or indirectly, arising out of or relating to: (i) Executive's employment or service with the Company prior to the Effective Date; (ii) Executive's resignation as Vice President - External Affairs & Public Policy of the Company and any other position described in paragraph 3 of this Agreement and (iii) the termination of Executive's employment on the second anniversary of the Effective Date.

                           (B) any and all claims of discrimination, including but not limited to claims of discrimination on the basis of sex, race, age, national origin, marital status, religion or disability, including, specifically, but without limiting the generality of the foregoing, any claims under the Age Discrimination in Employment Act, as amended (the "ADEA"), Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993 and Ohio Revised Code Chapter 4112;

                           (C) any and all claims of wrongful or unjust discharge or breach of any contract or promise, express or implied; and

                           (D) any and all claims under or relating to any and all employee compensation, employee benefit, employee severance or employee incentive bonus plans and arrangements, all of which Executive agrees are forfeited upon his resignation; provided that he shall remain entitled to the amounts and benefits described in paragraph 4 or 6 above. Executive agrees that he intends to release any and all workers compensation claims he may have against the Company by this Agreement, and further agrees to execute any

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                                    documentation as may be reasonably required
                                    to perfect such release when presented to him by the Company.

                           (ii) Executive understands and acknowledges that the Company does not admit any violation of law, liability or invasion of any of his rights and that any such violation, liability or invasion is expressly denied. The consideration provided under this Agreement is made for the purpose of settling and extinguishing all claims and rights (and every other similar or dissimilar matter) that Executive ever had or now may have against the Company to the extent provided in this paragraph 9(b). Executive further agrees and acknowledges that no representations, promises or inducements have been made by the Company other than as appear in this Agreement.

                           (iii)    Executive further understands and
                  acknowledges that:

                           (A) The release provided for in this paragraph 9(b), including claims under the ADEA to and including the Effective Date, is in exchange for the additional consideration provided for in this Agreement, to which consideration he was not heretofore entitled;

                           (B) He has been advised by the Company to consult with legal counsel prior to executing this Agreement and the release provided for in this paragraph 9(b), has had an opportunity to consult with and to be advised by legal counsel of his choice, fully understands the terms of this Agreement, and enters into this Agreement freely, voluntarily and intending to be bound;

                           (C) He has been given a period of twenty-one days to review and consider the terms of this Agreement, and the release contained herein, prior to its execution and that he may use as much of the twenty-one day period as he desires; and

                           (D) He may, within seven days after execution, revoke the release set forth in this paragraph 9(b). Revocation shall be made by delivering a written notice of revocation to the Corporate Manager of Human Resources at the Company. For such revocation to be effective, written notice must be actually received by the Corporate Manager of Human Resources at the Company no later than the close of business on the seventh day after Executive executes this Agreement. If Executive does exercise his right to revoke this release, all of the terms and conditions of the Agreement shall be of no force and effect and the Company shall have no obligation to satisfy the terms or make any payment to Executive as set forth in paragraph 4 or 6 of this Agreement.

                           (iv) Executive will never file a lawsuit or other complaint asserting any claim that is released in this paragraph 9(b).

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                           (v)      Executive and the Company acknowledge that
                  his resignation is by mutual agreement between the Company and Executive, and that Executive waives and releases any claim that he has or may have to reemployment other than as described in this Agreement.

                           (vi) For purposes of the above provisions of this paragraph 9(b), the "Company" shall include its present and former predecessors, subsidiaries, divisions, related or affiliated companies, officers, directors, stockholders, members, employees, heirs, successors, assigns, representatives, agents, accountants and counsel.

         10. Lockup Agreement. Notwithstanding any other provision of this Agreement to the contrary, the Company shall not be required to take any action or make any payment under this Agreement if such action or payment would result in a violation of the terms of that certain lockup agreement, by and among Goldman, Sachs & Co., UBS Securities LLC and Executive, dated as of September 30, 2003.

         11. Withholding of Taxes. The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as the Company is required to withhold pursuant to any applicable law, regulation or ruling.

         12. Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by reputable overnight carrier or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

                  Notices to Executive:

                           Mitchell A. Hecht
                           152 Eckford Street
                           Brooklyn, NY  11222

                  Notices to the Company:

                           International Steel Group Inc.
                           Attn: Karen A. Smith, Corporate Manager of Human Resources
                           3250 Interstate Drive
                           Richfield, Ohio 44286

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement will be deemed to have been given when so delivered, sent or mailed.

         13. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed,

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construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

         14. Prevailing Party's Litigation Expenses. In the event of litigation between the Company and Executive related to this Agreement, the non-prevailing party shall reimburse the prevailing party for any costs and expenses (including, without limitation, attorneys' fees) reasonably incurred by the prevailing party in connection therewith.

         15. Complete Agreement. This Agreement embodies the complete agreement and understanding between the parties with respect to the subject matter hereof and effective as of its date supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral (including, without limitation, the Executive Severance Pay Plan, any employment agreement between Executive and the Company, whether written or oral, and the Officer Cash and Stock Bonus Plan), which may have related to the subject matter hereof in any way.

         16. Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed to be an original and both of which taken together shall constitute one and the same agreement.

         17. Successors and Assigns. This Agreement shall bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, executors, personal representatives, successors and assigns, except that neither party may assign any rights or delegate any obligations hereunder without the prior written consent of the other party. Executive hereby consents to the assignment by the Company of all of its rights and obligations hereunder to any successor to the Company by merger or consolidation or purchase of all or substantially all of the Company's assets, provided such transferee or successor assumes the liabilities of the Company hereunder.

         18. Choice of Law. This Agreement shall be governed by the internal law, and not the laws of conflicts, of the State of Ohio.

         19. Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

                         [SIGNATURES ON FOLLOWING PAGE]

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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth below.

                                                  INTERNATIONAL STEEL GROUP INC.

                                                  By:/s/ Rodney B. Mott
                                                     ---------------------------
                                                  Name:  Rodney B. Mott
                                                  Title: President and CEO

                                                  Date:  November 12, 2003

                                                  /s/ Mitchell A. Hecht
                                                  ------------------------------
                                                  MITCHELL A. HECHT

                                                  Date: November 14, 2003

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